Exhibit 5

January 30, 2008

TIAA-CREF U.S. Real Estate Fund I, L.P.
730 Third Avenue
New York, New York 10017

Ladies and Gentlemen:

We are acting as counsel to TIAA-CREF USREF I GP, LLC, a Delaware limited partnership and the general partner (the “General Partner”) of TIAA-CREF U.S. Real Estate Fund I, L.P. (the “Fund”), in connection with the registration of 300,000 units of limited partnership interest (the “Units”) of the Fund. The Units are to be sold for a capital commitment of $1,000 each. The Units are being registered pursuant to a Registration Statement on Form S-11 (as it has been or may hereafter be amended, the “Registration Statement”) that was initially filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2007.

In rendering our opinion, we have reviewed the Certificate of Limited Partnership of the Fund dated February 2, 2007, as executed by the General Partner and filed with the Secretary of State of the State of Delaware, and the Agreement of Limited Partnership of the Fund as executed by the General Partner and Teachers Insurance and Annuity Association of America, a New York corporation, as the initial limited partner. Additionally, we have assumed that the Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of the Fund will be duly and validly executed by all parties thereto substantially in the form included as Exhibit A to the Prospectus filed with the Commission as part of the Registration Statement (the “Prospectus”), and that the Fund will be operated in accordance with the provisions of the Partnership Agreement. We have also assumed that each of the limited partners will complete and duly and validly execute a Subscription Agreement included as Exhibit B to the Prospectus. In addition, we have examined such records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

Based on the foregoing, it is our opinion that the Units, when sold, will be validly authorized and legally issued, and upon payment by subscribers for Units of their required capital contributions in accordance with the Partnership Agreement and their respective Subscription Agreements, will be fully paid and non-assessable.

Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus.

Very truly yours, MAYER BROWN LLP